                                                                  EXHIBIT 10.1


                     ACCOUNTING BUSINESS ASSET PURCHASE AGREEMENT

     THIS ACCOUNTING BUSINESS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 1, 1998 by and between NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION, a Nevada corporation ("NMFS"); and MORRIS MAYBRUCH D/B/A MAYBRUCH & CO., CPA'S, a resident of the State of New York ("Seller").

                                 W I T N E S S E T H:

     WHEREAS, Seller has been principal and partner of a partnership "Maybruch & Cygielman" (the "Partnership"), operating an accounting and billing services business with its principal business office located at 222 Route 59, Suffern, New York 10901 (the "Accounting Business");

     WHEREAS, in December 1997 Seller retained certain assets and clients of the Partnership as a sole proprietor (the "Accounting Business"), upon the dissolution of the Partnership;

     WHEREAS, Shoreline Medical Billing Systems, Inc. ("Shoreline") operates a medical billing business with its principal business office located at 222 Route 59, Suffern, New York 10901 (the "Medical Billing Business"), which together with the Accounting Business are sometimes referred to herein as the "Businesses";

     WHEREAS, Seller is the sole shareholder of Shoreline;

     WHEREAS, it is Seller's intention to cause the sale of Seller's assets relating to the Accounting Business in order to liquidate Seller's investment in said assets;

     WHEREAS, NMFS desires to buy, and Seller desires to sell, substantially all of the assets owned by Seller and used in the operation of the Accounting Business, upon the terms and conditions hereinafter set forth;

     WHEREAS, to induce NMFS to perform under this Agreement and as a condition thereto, Seller has agreed to execute a noncompetition agreement dated as of the even date hereof in favor of NMFS ("Noncompetition Agreement");

     WHEREAS, in conjunction with the purchase of the assets of the Accounting Business, Seller and NMFS have agreed to execute an employment agreement dated as of the even date hereof ("Employment Agreement"); and

     WHEREAS, in conjunction with the purchase of the assets of Accounting Business pursuant to this Agreement and as a condition


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 hereto, NMFS desires to acquire the assets and business of Shoreline Medical
Billing Systems, Inc., a New York corporation, pursuant to that certain Medical Billing Business Asset Purchase Agreement (the "Shoreline Asset Purchase Agreement") dated as of the even date hereof;

     WHEREAS, to induce Seller to enter into this Agreement, NMFS and Seller have agreed under certain circumstances Seller may reacquire the assets of Seller conveyed under this Agreement and Shoreline may reacquire the assets of Shoreline conveyed under the Shoreline Asset Purchase Agreement, and in furtherance of that agreement Seller, Shoreline and NMFS have executed a Buy-Back Agreement dated as of the even date hereof (the "Buy-Back Agreement");

     NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1.  Sale of Assets; Assumption of Specified Liabilities.

     1.1 Sale of Assets. On the terms, subject to the conditions, and for the consideration hereinafter stated, Seller hereby agrees to sell, convey, transfer, assign and deliver to NMFS, and NMFS agrees to buy and acquire as hereinafter provided, at the "Closing" (as hereinafter defined), all assets of the Accounting Business, tangible or intangible, real or personal, including, without limitation, the following described assets owned and used in the Accounting Business to the extent that they exist:

     (a) all equipment, business machines, computers, furniture, furnishings, and other tangible personal property of Accounting Business including, without limitation, that listed in Exhibit 1.1(a) hereto;

     (b) all accounts receivable and all unbilled amounts for services of Seller as of midnight of the day before the Closing Date, which shall be consistent with the aged accounts receivable listing as of October 31, 1997 set forth at Exhibit 1.1(b) attached hereto except for additions and collections in the ordinary course of business;

     (c) all claims and rights accruing on and after January 1, 1998 under the contracts of Seller listed in Exhibit 1.1(c) (the "Assigned Contracts");

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     (d)  all business records, all customer lists, and all personnel lists
          (whether past or present, whether stored in computer memory or on hard copy);

     (e) all sales literature, promotional material and other general files and printed forms used in the Accounting Business;

     (f) all goodwill, trademarks, services marks and trade names used in the Accounting Business;

     (g) all rights of the Seller under licenses and other governmental approvals or permits (to the extent transferable) used in the Accounting Business;

     (h) all telephone numbers and telephone and yellow pages directory listings of the Accounting Business;

     (i)  all prepaid expenses and deposits of the Accounting Business;

     (j)  all inventory and supplies of the Accounting Business;

     (k) all rights to leasehold improvements and fixtures under the existing sublease of the Accounting Business;

     (l)  all software used in the Accounting Business;

     (m)  all payroll records for all employees of the Accounting Business;

     (n) all information and documentation relating to the names, addresses and telephone numbers of the Accounting Business's referral sources;

     (o) all records and lists of third party payor and case manager contacts including names, addresses and telephone numbers;

     (p)  all records relating to vendors dealing with the Accounting Business;
          and

     (q)  all financial records of the Accounting Business.

Nothing herein shall be construed as prohibiting Seller from retaining copies of any documents or computer software or records to be conveyed hereunder.

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

     The foregoing assets may be referred to herein collectively as the "Assets". The "Assets" shall not include any "Excluded Assets", as defined in
Section 1.2 below.

     The "Assets" shall include, without limitation, all properties and assets of the Accounting Business as reflected in the 1997 Financial Statement of the Partnership referred to in Section 4.3 hereof and all properties and assets acquired by the Partnership or the Seller relating to the Accounting Business after October 31, 1997, except those properties and assets disposed of thereafter in the ordinary course of business and except for the "Excluded Assets" as defined below.

     1.2 Excluded Assets. Notwithstanding the provisions of Section 1.1 hereof, the following described assets of the Accounting Business shall not be acquired by NMFS, shall not constitute "Assets," and shall be defined herein as the "Excluded Assets":

     (a)  DELETED

     (b) all cash of the Accounting Business as of midnight the day before the Closing Date;

     (c) all claims and rights accruing prior to January 1, 1998 under the Assigned Contracts;

     (c)  motor vehicles;

     (d)  any ownership interest in land or buildings;

     (e)  all pension plan assets;

     (f)  professional licenses; and

     (g)  the assets described in Exhibit 1.2(g) hereof.

     1.3 No Assumption of Liabilities. It is expressly acknowledged and agreed that, except in respect of the Assigned Contracts and as otherwise set forth herein, NMFS is assuming no obligations, debts or liabilities of the Accounting Business or of Seller incurred prior to the Closing Date, including, without limitation, the following described debts, obligations or liabilities to the extent they may exist:

     (a) any liability, indebtedness or obligation of the Accounting Business or of Seller for borrowed money, whether absolute or contingent, direct or indirect;

     (b) liabilities and obligations of the Accounting Business or of Seller, the existence of which constitute a material breach of any of the representations or warranties made by Seller in Section 4 of this Agreement;

     (c) any liabilities or obligations arising out of or in connection with any litigation, claim, investigation or proceeding (including, without limitation, losses, costs, expenses, attorneys' fees, and damages incurred in connection therewith) which relate to the Accounting Business or to Seller or relate to services performed or products delivered prior to the Closing or which arise out of actions taken by, or omissions of, the Accounting Business or Seller prior to the Closing (whether or not scheduled on Exhibit 4.8);

     (d) any federal, state, local or other income taxes payable by the Accounting Business or by Seller or any interest or penalties with respect thereto;

     (e) any liability under any employee benefit or welfare plan or regarding any compensation or withholding taxes owed to or with respect to any employee or independent contractor of the Accounting Business or of Seller incurred prior to the Closing Date;

     (f) liabilities and obligations of the Accounting Business or of Seller for payroll, wages, salaries, bonuses, vacation, sick pay and severance pay and other like amounts due as of the Closing Date to officers, directors, employees, contractors and agents of Seller, all of which amounts are listed in Exhibit 1.3(f) attached hereto;

     (g) liabilities and obligations of the Accounting Business or of Seller based upon tortious or illegal conduct prior to Closing;

     (h) liabilities and obligations of the Accounting Business or of Seller for any breach or violation, as of the Closing, of any contracts of the Accounting Business or of Seller with third parties, including, without limitation, the Assigned Contracts;

     (i)  DELETED

     (j) any liability or obligation to Medicare, Medicaid, Blue Cross/Blue Shield (or any other third party payor) as a result of recapture of amounts paid by any such payor or any overpayments made by such payor

                                          5
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          in connection with any claims processed by the Accounting Business;

     (k) liabilities and obligations of the Accounting Business or of Seller incurred in connection with the preparation of this Agreement and the consummation of transaction contemplated hereby, including, without limitation, legal and accounting fees; and

     (l) trade payables and operating expenses of the Accounting Business incurred or accrued prior to the Closing Date.

All of the foregoing items described in clauses (a) through (l) above are referred to herein collectively as the "Excluded Liabilities".

     In addition, NMFS will pay any sales or similar tax (or any interest or penalties with respect thereto) which NMFS may be required to pay or become liable for as a result of the consummation of the transactions and the sale of the Assets contemplated hereby, including without limitation sales tax on all equipment, business machines, computers, furniture, furnishings and other tangible personal property.

     Notwithstanding the foregoing, NMFS will assume the obligations of the Seller under the "Assigned Contracts", but only to the extent that they represent obligations which are by their stated terms to be performed, in the ordinary course, subsequent to the Closing Date.

     1.4 Freedom from Encumbrances. The conveyance of the Assets to NMFS hereunder shall be free and clear of all claims, security interests, pledges, options, rights of first refusal, liens, financing statements, deeds of trust, mortgages, charges, assessments, restrictions, leases, and encumbrances (all such claims, security interests, pledges, options, rights of first refusal, liens, financing statements, deeds of trust, mortgages, charges, assessments, restrictions, and encumbrances being referred to individually as an "Encumbrance" and collectively as "Encumbrances").

     Section 2.  Amount, Payment and Allocation of Consideration.

     2.1 Amount and Payment. NMFS shall deliver the following "Consideration" for the Assets and for the execution, delivery and performance by Seller of the "Noncompetition Agreement" (as defined in Section 3.4(i) hereof):


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     (i)  $763,702 in cash shall be paid at the Closing (as defined below) to
     Seller in consideration of the sale of the Assets to NMFS;

     (ii) $50,000.00 in cash shall be paid to Seller at the Closing in consideration of the execution, delivery and performance by Seller of the Noncompetition Agreement;

     (iii) shares of unregistered common stock of NMFS ("NMFS Stock") shall be delivered to Seller at Closing, in consideration of the sale of the Assets to NMFS, the number of which shares shall be calculated by dividing $400,000.00 by the average closing price (as quoted by the NASDAQ quotation system) of NMFS Stock for the ten-day trading period immediately preceding and including January 1, 1998 (the "Acquisition Date Price"); and

     (iv) if (1) the average closing price (as quoted by the NASDAQ quotation system or other quotation system on which NMFS Stock is then regularly quoted) of NMFS Stock for the ten-day trading period immediately preceding and including January 1, 1999 (the "Average Closing Price") is less than the Acquisition Date Price, and if (2) the Net Income (as defined below) during the preceding twelve (12) months is at least $800,000.00, then additional shares of NMFS Stock shall be delivered to Seller on or before January 15, 1999 in consideration of the sale of the Assets to NMFS, the number of which shares shall be equal to the difference between (a) the number derived by dividing $400,000.00 by the Average Closing Price, and
     (b) the number of shares issued pursuant to Section 2.1(iii) above. An example of the computation of the number of shares to be delivered is attached hereto as Exhibit 2.1(iv) hereof.

     If the other conditions set forth in Section 2.1(iv)(2) above are applicable, except that on January 1, 1999 NMFS Stock is no longer listed on the NASDAQ quotation system, is listed at a zero price, or there is no market for the NMFS stock, then (A) the amount payable to Seller pursuant to Section 3.8 of the Employment Agreement shall be increased retroactively to January 1, 1998 from $21,765.00 to $28,765.00 per quarterly payment and all unpaid amounts due to Seller pursuant to Section 3.8 of the Employment Agreement shall be immediately due and payable, (B) the amount of the performance bonus payable to Seller pursuant to Section 3.9(B)(i) of the Employment Agreement shall be increased from $1,243,716.00 to $1,643,716.00, (C) the limitation on the March 1 annual payments pursuant to Section 3.9(A)(iii) of the Employment Agreement shall be increased from $248,743.00 to $328,743.00, and (D) the NMFS

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     Stock issued pursuant to Section 2.1(iii) above shall be immediately surrendered to NMFS and cancelled.

     In the case of any reclassification, capital reorganization or other change of outstanding shares of NMFS Stock, or in the case of any consolidation or merger of NMFS with or into another corporation which results in any reclassification, capital reorganization or other change of outstanding shares of NMFS Stock, NMFS shall take any and all necessary action so that Seller shall have the right thereafter, pursuant to this Agreement, to acquire the kind and number of shares of NMFS Stock upon such reclassification, capital reorganization or other change, consolidation or merger that might have been acquired pursuant to this Agreement immediately prior to such reclassification, capital reorganization, or other change, consolidation or merger.

     For purposes of Section 2.1(iv) above, the term "Net Income" shall mean net income before taxes computed in accordance with generally accepted principles using the accrual method of accounting and shall be equal to net revenues of NMFS for the period in question, initially commencing on the Closing Date and attributable to: (1) the assets or existing customers of the Businesses,
(2) customers obtained as a result of the efforts of Seller, or (3) customers managed or serviced within the Territory (as that term is defined in the Noncompetition Agreement), such customers described in the foregoing (1), (2), and (3) of this subparagraph being referred to hereinafter as "Contract Customers", less: (a) all direct operating expenses of NMFS servicing the Contract Customers for the period in question, including but not limited to, all employees' salaries, compensation, payroll taxes, health insurance, expense reimbursement, sign-up bonuses, performance bonuses and other benefits (other than to Seller), rent, office and supplies, general liability insurance, telephones, computers, repairs and maintenance, equipment rental and leases;
(b) a management overhead allowance of $72,731 during the first twelve (12) months following the date of this Agreement and thereafter five percent (5%) of the net revenues of NMFS attributable to the Businesses; (c) amortization over an 18-year period of the consideration paid by NMFS in connection with the acquisition of the Businesses and incentives payable to Seller (i.e., $140,489 per year); (d) depreciation and amortization over a 5-year period of leasehold improvements, equipment, other fixed assets and intangibles purchased after the Closing Date; and (e) interest costs associated with the acquisition of fixed assets and intangibles for the Accounting Business after the Closing Date (i.e., any financing costs for capital equipment acquired for the Businesses after the Closing Date). For purposes of this section, the term "net revenues" shall mean gross revenues, minus contractual adjustments and uncollectible accounts, computed on an accrual

                                          8
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basis in accordance with generally accepted accounting principles consistently applied. No expenditure of NMFS for servicing the Contract Customers may be considered an expense or in any way taken into account in the computation of Net Income if the expenditure is outside the operating budget approved by Seller in accordance with Seller's employment pursuant to the Employment Agreement and Seller has not approved the expenditure in advance in writing, which approval shall not be unreasonably withheld.

     2.2 Allocation. The Consideration shall be allocated for tax purposes as provided in Exhibit 2.2 hereof. Each party will timely file IRS Form 8594 as required under Section 1060 of the Internal Revenue Code of 1986, as amended, which shall be completed in conformity with the allocations set forth in this Agreement.

     Section 3.  Closing.

     3.1 Closing and Closing Date. The closing (the "Closing") of the sale and purchase of the Assets and the execution and delivery of the other agreements and documents contemplated herein shall take place on or before January 6, 1998 (the "Closing Date") at 10:00 a.m., Suffern, New York time at 222 Route 59, Suffern, New York 10901, or at such other place and time as may be deemed appropriate by the parties hereto, at which time in addition to the NMFS stock to be delivered pursuant to Section 2.1(iii) hereof, the cash consideration as stated in Section 2.1(i) and 2.1(ii) shall be delivered in immediately available funds pursuant to Seller's further direction. For purposes of this Agreement and for accounting purposes, the "Closing Date" shall be effective as of January 1, 1998. If the parties agree, the Closing may be consummated by exchange of signature pages by facsimile transmission, with the originals thereof to be delivered by mail as soon thereafter as practicable. At the Closing, all charges for rent, utilities, payroll, payments under Assigned Contracts, and other current operating expenses of the Accounting Business shall be prorated based on actual days elapsed for the appropriate period, with Seller being responsible for its share of such prorations through midnight of the day preceding the Closing Date.

     3.2 Action by NMFS. Upon the terms and subject to the conditions herein contained, at the Closing on the Closing Date, NMFS will deliver to Seller the following:

     (i)       The certificate referred to in Section 6.1 hereof;

     (ii) The opinion of counsel for NMFS referred to in Section 6.3 hereof;

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     (iii)     Resolutions of NMFS, certified by an appropriate officer,
               authorizing the execution, delivery and performance of this Agreement and the other agreements to be delivered by NMFS in connection with the Closing hereunder; and

     (iv) The Consideration in the manner specified in Section 2.1 hereof and in the form specified in Section 3.1 hereof.

     3.3 Action by Seller. Upon the terms and subject to the conditions herein contained, at the Closing on the Closing Date, Seller will deliver to NMFS the following:

     (i) A duly executed Bill of Sale and Assignment in substantially the form of Exhibit 3.3(i) hereto;

     (ii)      The certificate referred to in Section 7.1 hereof; and

     (iii) The opinion of counsel for Seller referred to in Section 7.3 hereof.

     3.4 Action by All Parties. Upon the terms and subject to the conditions herein contained, at the Closing and to be effective on the Closing Date, the parties will, as appropriate, execute and deliver to each other the following:

     (i) The "Noncompetition Agreement" in substantially the form attached hereto as Exhibit 3.4(i);

     (ii) The "Employment Agreement" in substantially the form attached hereto as Exhibit 3.4(ii);

     (iii) The "Subscription Agreement" and "Confidential Purchaser Questionnaire", each in substantially the form attached hereto as
               Exhibit 3.4(iii); and

     (iv) The "Buy-Back Agreement" in substantially the form attached hereto as Exhibit 3.4(iv); and

     (v)       The "Shoreline Asset Purchase Agreement".

     3.5 Further Acts and Assurances. From time to time and at any time, at NMFS's request, whether on or after the Closing Date, and without further consideration, Seller shall, at its expense, execute and deliver such further documents and instruments of conveyance and transfer and shall take such further actions (i) as may be reasonably necessary to transfer and convey to NMFS all of the right, title and interest in and to the Assets, free and clear of any Encumbrance whatsoever, or (ii)

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as may be reasonably necessary to carry out the intent of this Agreement and the transactions contemplated hereby, or (iii) as may be reasonably necessary in connection with any audit which NMFS may conduct of the Accounting Business's financial statements, which audit (if any) shall be at NMFS's sole expense.

     3.6 Audit. NMFS shall have the right to cause its accounting firm to audit the financial statements of the Partnership and of the Accounting Business limited to the current year and the two years prior to the current year at NMFS's expense solely for the purpose of complying with SEC financial reporting regulations. Seller shall cooperate reasonably in connection with any such audit or audits and will execute management letters and other documents reasonably requested in connection with any such audit or audits or any equity offering by NMFS.

     Section 4.  Representations and Warranties of Seller.

     Seller hereby represents, warrants, covenants and agrees to and with NMFS as follows:

     4.1  DELETED

     4.2  DELETED

     4.3   Accuracy of Financial Statements.  Seller has delivered to NMFS as
Exhibit 4.3 a copy of the financial statements of the Accounting Business for the years ended December 31, 1995 and 1996 and a balance sheet and an income statement for the ten-month period ending October 31, 1997 (the "Financial Statements"). The balance sheet and income statement for the ten-month period ending October 31, 1997 are referred to hereinafter as the "1997 Financial Statement". The Financial Statements are complete and accurate and fairly present the financial condition of the Accounting Business and the income and expenses of the Accounting Business as of the respective dates thereof. Except as noted in Exhibit 4.3, the Financial Statements have been prepared on a cash basis and are accurate. The Accounting Business has no material liabilities or obligations (including, without limitation, any liability for federal, state or local taxes of the Accounting Business), for any period ended on or prior to the 1997 Financial Statement or any liability or obligation in connection with any transaction or state of affairs entered into or existing on or before the date thereof, which is not fully reflected on the 1997 Financial Statement or otherwise disclosed to NMFS in the Exhibit 4.10 hereto.

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     4.4   Properties of the Accounting Business.

          (i) The 1997 Financial Statement reflects all of the properties presently owned by Seller and used in the Accounting Business.

          (ii) Exhibit 4.4(ii) attached hereto are true and accurate copies of all real or personal property which is currently used by Seller in the Accounting Business and which either is not owned by Seller or is leased or rented by Seller.

     4.5 Taxes and Tax Returns. To the best of Seller's knowledge, Seller has filed all federal, state and local tax returns and reports of the Accounting Business which have become due to be filed (including, without limitation, those due in respect of its properties, income, licenses, sales and payrolls), and such returns are complete and accurate in all material respects. A copy of the Partnership's most recent federal information return is attached as Exhibit 4.5 hereto. Without limiting the foregoing, to the best of Seller's knowledge,
(a) Seller has timely filed all FICA, FUTA and similar state and local tax returns and withholding of employee tax returns and reports of the Accounting Business which have become due to be filed and has paid all amounts required to be paid thereunder, and (b) Seller has paid over to the appropriate taxing authorities all amounts required to have been withheld by the Accounting Business from employee compensation, except such withheld amounts not yet due to have been paid over, all of which amounts not yet paid over are being held by the Accounting Business for the account of the appropriate taxing authority. Seller does not know of any questions which have been raised by any federal, state or local taxing authority relating to taxes or assessments of the Accounting Business which, if determined adversely to the Accounting Business, would result in the assertion of any tax deficiency.

     4.6  Contracts.  Exhibit 1.1(c) is a list of the Assigned Contracts.
Exhibit 4.6 is a list of all agreements of the Accounting Business with third parties, other than the Assigned Contracts. Except as set forth in Exhibit 1.1(c) or in Exhibit 4.6 hereto, Seller is not a party to any material contract, agreement, lease, or power of attorney of any kind whatsoever.

     4.7 Compliance with Laws. To the best of Seller's knowledge, the Accounting Business is in compliance in all material respects with the laws, regulations, rules and decrees of all governmental authorities whatsoever relating to the conduct of its business, including, without limitation, the Fair Labor Standards Act.

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     4.8  Litigation.  Except as scheduled in Exhibit 4.8, there is no litigation, action, suit, proceeding or governmental investigation pending or (to the best of Seller's knowledge) threatened against the Accounting Business or Seller or affecting the Accounting Business or any of its assets, at law or in equity or before any federal, state, municipal, local or other governmental authority, or before any arbitrator, nor does Seller know of any reasonable basis for any such litigation, action, suit, proceeding or investigation. Neither the Accounting Business nor Seller is the subject to any order, writ or decree of any court or other governmental authority.

     4.9 Employee Plans and Agreements. The Accounting Business is not a party to any collective bargaining or labor agreement or to any written employment agreement, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare, or incentive plan or policy or increases in the rate of remuneration entered into with or for the benefit of present or former employees, whether or not unionized, of the Accounting Business or any other like agreement, plan or policy, other than as set forth in Exhibit 4.9.

     4.10 Liabilities. All liabilities and obligations of the Accounting Business, direct, indirect or contingent, are either listed on the 1997 Financial Statement or on Exhibit 4.10 attached hereto.

     4.11 Insurance. All insurance maintained for the Accounting Business is listed and described on Exhibit 4.11 attached hereto.

     4.12 Absence of Certain Changes.  From October 31, 1997 until the Closing,
(a) the operations of the Accounting Business shall have been conducted in the ordinary course of business, (b) no event shall have occurred or have been threatened which has or would have a material and adverse affect upon the Accounting Business, and (c) the Accounting Business shall not have sustained any material loss or damage to its assets or property, whether or not insured, or union activity that affects materially and adversely its ability to conduct the Accounting Business. Except as described in Exhibit 4.12, since October 31, 1997, to the best of Seller's knowledge, the Accounting Business has not:

     (i) incurred or suffered any obligations or liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business none of which exceed $5,000 to any entity and all of which together do not exceed $25,000;

     (ii) declared or made (or became obligated for) any payment or distribution (other than cash or cash equivalents) to partners or purchased or redeemed (or became obligated to purchase or redeem) any partnership interests;

     (iii) mortgaged, pledged or subjected (whether or not voluntarily) to any Encumbrance, any of its assets, other than Encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money, or the obtaining of advances or credit, and which do not in the aggregate impair the use or value thereof in the operation of the Accounting Business of the Seller;

     (iv) sold, assigned or transferred or agreed to sell, assign or transfer any of its tangible assets or cancelled any debts or claims, except in each case in the ordinary course of business;

     (v) sold, assigned, or transferred or agreed to sell, assign or transfer any trade names, or other intangible assets, or permitted existing rights with respect thereto to lapse;

     (vi) suffered any extraordinary loss or knowingly waived or permitted to lapse any right of substantial value;

     (vii) made any capital expenditures, or otherwise entered into any executory transactions or commitments to make any capital expenditures, in excess of $5,000 per item or $25,000 in the aggregate, except in the ordinary course of business;

     (viii) failed to comply in any material respect with any applicable local, state or federal law, rule or regulation to the material detriment of Seller; or

     (ix) suffered any event or condition of any character, materially and adversely affecting the Accounting Business, properties or prospects of the Accounting Business.

     4.13 Employees. A listing of all employees (including their rates of pay and their accrued but unpaid vacation and sick days ) of the Accounting Business is attached as Exhibit 4.13.

     4.14 DELETED

     4.15 Licenses.   Exhibit 4.15 consists of true and accurate copies of all
governmental or other licenses and permits held by (i) Seller relating to the operation of the Accounting Business (including, as to each such license or permit, the name of the owner of the license or permit, the issuing authority, a description of the subject matter of the license or permit, and the termination date, if any, or notice requirement with respect to termination and renewal options) and (ii) personnel in connection with their services for the Accounting Business. Except for the licenses and permits held by the Accounting Business and by Seller and described on Exhibit 4.15, there are no other licenses or permits required to operate the Accounting Business. To the best of Seller's knowledge, all such licenses and permits are in full force and effect. To Seller's knowledge, the validity, continuation and effectiveness of all of the Accounting Business's licenses and permits is in no way affected by the transfer of such licenses under this Agreement, or, if any would be affected, Seller has delivered to NMFS, to the transferee or to the Accounting Business an appropriate consent to such transfer. Seller is not aware of any proceeding or investigation by any governmental agency relating to the Accounting Business.

     4.16 No Finders or Brokers. Neither Seller nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder. Seller will indemnify and hold NMFS harmless against claims (and attorneys' fees and expenses in the defense thereof) of any person, firm or corporation for finder's fees, broker's fees, brokerage commissions, sales commissions or the like alleged in connection with the transactions contemplated hereunder due to Seller's engaging any finder or broker in connection with the transactions contemplated herewith.

     4.17 Disclosure. To the best of Seller's knowledge, no material representation or warranty by Seller in this Agreement and no material statement pertaining to the Accounting Business in this Agreement or any document, exhibit or certificate furnished or to be furnished to NMFS pursuant hereto will contain any materially untrue statement which, if corrected, would have a material adverse effect on the fair market value of the property being transferred hereunder. There are no facts not described herein that Seller knows (and which are not known to NMFS) which would materially adversely affect the future operations of the Accounting Business or the use of the Assets in the conduct of a similar business at the same location by NMFS.

     4.18 Validity of Agreements. To the best of Seller's knowledge, upon execution and delivery by all parties, the obligations of Seller under this Agreement and all other agreements to be executed by Seller in connection herewith, will constitute the valid and binding obligation of Seller and be binding against it and enforceable in accordance with their respective terms (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and except as the enforceability is subject to general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity).

     4.19 DELETED

     4.20 Title to Assets. Except as described in the 1997 Financial Statement referred to in Section 4.3 or in Exhibits 4.10 and 4.12 hereof, Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Encumbrances.

     4.21 Transfer Not Subject to Encumbrances or Third-Party Approval.
Except as disclosed in Exhibit 4.21 hereto, the execution and delivery of this Agreement by Seller, and the consummation of the contemplated transactions, will not result in the creation or imposition of any Encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party.

     4.22 Condition of Personal Property. All tangible personal property, equipment, fixtures and inventories included within the Assets or required to be used in the ordinary course of business by the Accounting Business are sold in "as is" condition. No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products.

     4.23 Investment Representation (Stock). Seller is acquiring NMFS Stock pursuant to this Agreement for investment and without a view to, or for the resale in connection with, any distribution thereof. Seller is an "accredited investor" within the meaning Regulation D promulgated under Securities Act of 1933, as amended. Seller acknowledges NMFS's representation that the NMFS Stock has not been registered under the Securities Act of 1933, as amended, or under any state securities laws and cannot be resold unless so registered or unless an exemption from registration is available. Seller has had sufficient opportunity to ask questions of the executive officers of NMFS and to obtain information from NMFS. Seller acknowledges NMFS's representation that the NMFS Stock is restricted stock subject to Rule 144 of the Securities and Exchange Commission.

     Section 5.  Representations and Warranties of NMFS.

     NMFS represents, warrants, covenants and agrees to and with Seller as follows:

     5.1 Organization and Standing of NMFS. NMFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as now being conducted; and is duly qualified to do business in each jurisdiction in which the nature of the property owned or leased or the nature of the businesses conducted would require such qualification, specifically including the State of New York.

     5.2 Authority. NMFS has corporate power to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken (or by the Closing Date will have taken) all action required by law, its Articles of Incorporation, bylaws or otherwise to authorize such execution and delivery and the consummation of the transactions contemplated hereby, including, without limitation, execution and delivery of the Promissory Note.

     5.3 No Finders or Brokers. Neither NMFS nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder. NMFS will indemnify and hold Seller harmless against claims (and attorneys' fees and expenses in the defense thereof) of any person, firm or corporation for finder's fees, broker's fees, brokerage commissions, sales commissions or the like alleged in connection with the transactions contemplated hereunder due to acts of NMFS.

     5.4 Validity of Agreements. Upon execution and delivery by all parties hereto, this Agreement and all other agreements to be executed by NMFS in connection herewith will constitute the valid and binding obligation of NMFS and be binding against NMFS and enforceable in accordance with their respective terms (except as enforceability may be restricted, limited, or delayed by bankruptcy, insolvency, moratorium or similar laws affecting or relating to the enforcement of creditors' rights in general and except as the enforceability is subject to general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity).

     5.5 Authorization of NMFS Stock. The NMFS Stock to be delivered to Seller hereunder shall be duly authorized and validly issued and, upon consummation of the Closing, shall be fully paid and nonassessable. The NMFS Stock is restricted stock subject to Rule 144 of the Securities and Exchange Commission.

     5.6 Bulk Sales. NMFS hereby waives compliance by Seller with any bulk sales acts and other laws having a similar effect, which may apply to the transactions comtemplated by this Agreement.

     Section 6.  Conditions Precedent to the Obligations of Seller.

     All obligations of Seller which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by NMFS at or prior to the Closing and to the fulfillment at, or prior to, the Closing, of each of the following conditions (unless expressly waived in writing by Seller at any time at or prior to the Closing):

     6.1 Representations and Warranties True. All of the representations and warranties made by NMFS contained in Section 5 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of Closing, and shall be true at and as of the date of Closing in all material respects; NMFS shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by NMFS prior to or at the Closing; and Seller shall have been furnished with a certificate of the President or any Vice President of NMFS dated the Closing, certifying to the truth of such representations and warranties as of the Closing and to the fulfillment of such covenants and conditions.

     6.2 Authority. All action required to be taken by or on the part of NMFS to authorize the execution, delivery and performance of this Agreement by NMFS and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of NMFS.

     6.3 Opinion of Counsel. Seller shall have been furnished with an opinion, dated as of the Closing Date, of Marcy Colkitt, Esq., general counsel to NMFS, to the effect set forth in Exhibit 6.3 attached hereto.

     6.4 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against Seller which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

     Section 7.  Conditions Precedent to the Obligations of NMFS.

     All obligations of NMFS which are to be discharged under this Agreement at the Closing are subject to the performance, at or prior to the Closing, of all covenants and agreements contained herein which are to be performed by Seller at or prior to the Closing and to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by NMFS at any time at or prior to the Closing):

     7.1 Representations and Warranties True. All of the representations and warranties of Seller contained in Section 4 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing in all material respects; Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing; and NMFS shall be furnished with a certificate of an officer of Seller, dated the Closing, certifying to the truth of such representations and warranties as of the time of the Closing and to the fulfillment of such covenants and conditions.

     7.2  DELETED

     7.3 Opinion of Counsel. Seller shall have delivered to NMFS an opinion, dated as of the Closing Date, of Schwartz & Silverstein, LLP, 254 South Main Street, New City, New York 10956, counsel to Seller, in form and substance to the effect set forth in Exhibit 7.3 attached hereto.

     7.4 No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against NMFS or its affiliates which seeks to, or would, render it unlawful as of the Closing to effect the asset sale in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

     7.5 Consents and Approvals. Any consents required from any public or regulatory agency or organization having jurisdiction shall have been given.

     7.6 Release of Encumbrances. All Encumbrances shall have been released at or prior to the closing.

     7.7 Licenses. All applications for the transfer of all licenses, permits and provider numbers and agreements required in order to continue to operate the Accounting Business shall have been properly filed and NMFS shall be satisfied that all such licenses, permits and provider numbers and agreements shall in due course be properly transferred to NMFS or the designee thereof, effective as of the Closing.

     7.8 Closing of the Shoreline Acquisition. Contemporaneously with the Closing hereunder, the parties shall have closed the acquisition of the Medical Billing Business, in accordance with the Shoreline Asset Purchase Agreement between NMFS and Shoreline dates as of the even date hereof.

     Section 8.  Indemnification.

     8.1 Indemnity by Seller Seller shall indemnify, defend and hold harmless NMFS from and against:

     (a)  all Excluded Liabilities;

     (b)  any claim by or liability to any partner of the Partnership;

     (c) any and all losses, damages, costs or deficiencies resulting from any and all misrepresentations or breaches of warranty or failures to perform agreements or undertakings by Seller contained in or made pursuant to this Agreement or in other agreements executed by Seller in connection with this Agreement; and

     (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, attorneys' fees, interest, penalties and amounts paid in settlement of any such claim) relating to any of the foregoing.

In the event that any third person, including, without limitation, any governmental taxing authority, shall assert any claim or action in excess of $1,000 against NMFS which, if successful, might result in a claim for indemnity hereunder (collectively, an "indemnifiable loss"), NMFS shall notify Seller, in writing, of such claim or action, and at Seller's option, Seller may, at its sole expense, assume control over the defense of such claim or action, but in any event NMFS, at its sole cost, shall have the right to participate in the defense of any such claim or action. If, after notice thereof, Seller shall not assume the defense of, or if after so assuming such defense they shall fail to continue to defend, any such claim or action, NMFS may defend any such claim or action and NMFS may then settle or compromise such claim or action on terms that are reasonable. Seller shall promptly satisfy and pay any final judgment rendered with respect to any such claim or action or any compromise or settlement thereof and, in the event Seller did not assume control of the defense of such claim or action or failed to continue to defend such claim or action, shall pay the reasonable legal expenses of NMFS in the defense of any such claim or action. Seller shall pay to NMFS all amounts owed to NMFS pursuant to this Section 8.1 within thirty (30) days after written demand therefor. If Seller does not pay any such indemnifiable loss pursuant to Section 8.1(a) hereof within thirty (30) days after written demand, NMFS may pay the same and set off the amount paid against payments otherwise due to Seller under this Agreement or under the Employment Agreement.

     8.2 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude any party from asserting any other rights or seeking any other remedies to which such party is entitled by law.

     Section 9.  Miscellaneous.

     9.1 Expenses. All expenses incurred by the parties in connection with the preparation of this Agreement and the other agreements contemplated hereby and in connection with the closing of the transactions contemplated hereby, including, without limitation, attorneys' fees, accounting fees, investment advisor's fees and disbursements, shall be borne by the respective parties incurring such expense.

     9.2 Notices. All notices, demands and other communications hereunder shall be written and shall be deemed to have been duly given if (i) sent by fascimile transmission and mailed by regular mail, (ii) delivered in person, or
(iii) sent by nationally recognized overnight carrier prepaid, to the address set forth below:

     To NMFS:                 National Medical Financial
                                   Services Corporation
                              1315 Greg Street, Suite 103
                              Sparks, NV 89431
                              Attention: Douglas R. Colkitt, M.D.
                              Fax: (814) 238-8069

     with a copy to:          Marcy L. Colkitt & Associates P.C.
                              P.O. Box 607
                              Indiana, PA 15701
                              Fax: (412) 463-3569

     To Seller:               Morris Maybruch
                              222 Route 59
                              Suffern, NY 10901
                              Fax: (914) 357-0480

     with a copy to:          Larry Schwartz, Esq.
                              Schwartz & Silverstein LLP
                              254 South Main Street
                              New City, NY 10956
                              Fax: (914) 638-9090

or to such other address as NMFS or Seller may designate by written notice to the other. Notices delivered in person or by fascimile transmission shall be deemed delivered on the date of delivery or transmission respectively. Notices sent by nationally recognized overnight carrier shall be deemed delivered forty-eight (48) hours after the date sent. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be a receipt of the notice, request or other communication. Any notice, request or other communication required or permitted to be given by any party may be given by such party's legal counsel.

     9.3  DELETED

     9.4 Entire Agreement. This Agreement and the Exhibits, and the other agreements, schedules and documents delivered pursuant hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, letters of intent negotiations and discussions, whether written or oral, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

     9.5 Governing Law; Arbitration. This Agreement shall be construed and interpreted under the laws of the State of New York. The parties agree that all disputes concerning this Agreement shall be submitted to binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and the provisions contained herein. The arbitration shall be conducted in Westchester County, New York, by one arbitrator. The party initiating arbitration shall give the other notice of the matter in dispute. If the parties fail to agree upon an arbitrator within ten days after notice of initiation of the arbitration is given, the American Arbitration Association shall select the arbitrator. All determinations and the final decision of the arbitrator shall be made in writing.

The fees and expenses of the arbitrator shall be awarded by the arbitrator in his discretion as part of the award. The arbitrator's award shall be binding on the parties hereto and may be entered in any court of competent jurisdiction. The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrator. The arbitrator will have the right to make a final determination of the parties' rights including, without limitation, whether to make permanent, modify or dissolve the judicial order.

     9.6 Section and Exhibit Headings. The Section and Exhibit headings are for reference only and shall not limit or control the meaning of any provisions of this Agreement.

     9.7 Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

     9.8 Nature and Survival of Representations. All statements contained in the certificates delivered pursuant to Sections 6.1 and 7.1 hereof by or on behalf of each party to this Agreement shall be deemed to be representations and warranties made by such party hereunder. The covenants, representations and warranties made by the parties in Sections 4 and 5 hereof (and in the Exhibits incorporated by reference in Sections 4 and 5 hereto) and the certificates delivered pursuant to Sections 6.1 and 7.1 hereof shall survive the Closing for two (2) years.

     9.9 Exhibits. All Exhibits, schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement to the extent they are referenced to in the representations of Section 4 and 5 hereof as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed in the Exhibits, schedules and documents incorporated hereto shall be deemed disclosed only for purposes of the specific section which incorporates them by reference.

     9.10 Assignment. Except as provided below, neither party shall assign this Agreement without first obtaining the written consent of the other party. Notwithstanding the foregoing to the contrary, NMFS shall have the right, without any other party's consent, to assign all or any portion of this Agreement to any entity controlled by, controlling or under common control with,

NMFS, and/or to any lender providing financing or refinancing funds or credit facilities to NMFS or its affiliates, and/or to any transferee of any of the stock, assets or business of NMFS; provided no such assignment shall release NMFS from any liability hereunder.

     9.11 Binding on Successors and Assigns. Subject to Section 9.10, this Agreement shall inure to the benefit of and bind the respective heirs, administrators, successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

     9.12 Amendments. This Agreement may be amended, but only in writing, signed by the parties hereto.

     9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

     9.14 Nonarbitral Attorneys' Fees. In the event that a suit, action, or other proceeding of any nature whatsoever (other than arbitration), including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to federal bankruptcy law, any action seeking a declaration of rights or any action for rescission, is instituted to interpret or enforce this Agreement or any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party the prevailing party's reasonable attorneys', paralegals', accountants', and other experts' professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge at trial or other proceeding, or on any appeal or review, in addition to all other amounts provided by law.

     9.15 Rules of Construction. All references herein to the singular shall include the plural, and vice versa, and all references herein to the neuter shall include the masculine or feminine, as the case may be, and vice versa. When general words or terms are used herein followed by the word "including" (or another form of the word "include") and words of particular and specific meaning, the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning. All parties have participated in the drafting of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of a party by reason of such party having or being deemed to have drafted, structured or dictated such provisions. Time is of the essence of this Agreement.

     9.16 No Other Party. Seller acknowledges and agrees that the only other party to this Agreement is NMFS and that Douglas R. Colkitt, M.D. individually is not a party, in any capacity, to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              NATIONAL MEDICAL FINANCIAL SERVICES CORPORATION, a Nevada corporation ("NMFS")


                              By:
                                 ---------------------------------------

                                 Title:
                                       ---------------------------------



                              ------------------------------------------ (SEAL)
                              MORRIS MAYBRUCH ("Seller")